Exhibit 99.1

Ryder Renews $1.4 Billion Global Revolving Credit Facility

MIAMI, Dec. 20, 2021 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, announces that it has executed a new $1.4 billion five-year global revolving credit facility, which includes 11 global institutions, and will expire on December 14, 2026.

“Execution of this new credit agreement further solidifies Ryder’s strong liquidity position for the next five years,” says John Diez, chief financial officer for Ryder.

The credit facility will be used for working capital and other general corporate purposes of Ryder and its subsidiaries.

“We are very pleased with the continued long-term financial support and confidence shown by our global banking partners,” says Dan Susik, senior vice president of finance and treasurer for Ryder.

BofA Securities, Inc. and MUFG Bank, Ltd. acted as joint bookrunners and joint lead arrangers. BNP Paribas Securities Corp., Mizuho Bank, Ltd., PNC Capital Markets LLC, RBC Capital Markets, Truist Securities, Inc., U.S. Bank National Association, and Wells Fargo Securities, LLC acted as joint lead arrangers. Regions Bank and Comerica Bank also participated as lenders in the transaction.

Media:	Investor Relations:
Amy Federman	Bob Brunn
afederman@ryder.com	bob_s_brunn@ryder.com
305.500.4989	305.500.4053

About Ryder System, Inc.

Ryder System, Inc. (NYSE: R) is a leading logistics and transportation company. It provides supply chain, dedicated transportation, and fleet management solutions, including full service leasing, rental, and maintenance, used vehicle sales, professional drivers, transportation services, freight brokerage, warehousing and distribution, e-commerce fulfillment, and last mile delivery services, to some world’s most-recognized brands. Ryder provides services throughout the United States, Mexico, Canada, and the United Kingdom. In addition, Ryder manages nearly 235,000 commercial vehicles and operates more than 300 warehouses encompassing approximately 64 million square feet. Ryder is regularly recognized for its industry-leading practices in third-party logistics, technology-driven innovations, commercial vehicle maintenance, environmentally friendly solutions, corporate social responsibility, world-class safety and security programs, military veteran recruitment initiatives, and the hiring of a diverse workforce. www.ryder.com

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements, including expectations with respect to our liquidity position, are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements, including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.